EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement (No. 333-91972) and related Prospectus of ADC Telecommunications, Inc. for the registration of 142,857 shares of its common stock related to the ADCInvestDirect Direct Stock Purchase Plan, and to the incorporation by reference therein of our reports dated December 13, 2004 with respect to the consolidated financial statements and schedule of ADC Telecommunications, Inc. and its subsidiaries included in its Annual Report on Form 10-K for the year ended October 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 29, 2005